EXHIBIT 99.1

Contacts:                     R. LaDuane Clifton, The LGL Group, Inc.:                                                                           (407) 298-2000
  Email: lclifton@lglgroup.com

                                      Vic Emmanuel, VJE Consultants:                                                                                           (914) 305-5198

The LGL Group, Inc. Files Shelf Registration Statement

Orlando, FL, September 23, 2010 -- The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) announced today that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”).  If declared effective by the SEC, the shelf registration statement will permit the Company to offer and sell from time to time in one or more public offerings up to $13.5 million aggregate dollar amount of any combination of common stock, debt securities, warrants, or units.  The specific terms of any such future offerings will be established by the Company at the time of each offering, subject to market conditions, and will be described in detail in a prospectus supplement that will be filed with the SEC at the time of the offering.

The shelf registration statement is intended to provide the Company with flexibility to take advantage of financing opportunities if and when deemed appropriate by the Company.  The Company does not have any immediate plans or commitments to sell securities under the shelf registration statement.

The registration statement filed with the SEC has not yet become effective.  Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of that state or jurisdiction.  Any offer of securities covered by the registration statement will be made solely by means of a prospectus included in the registration statement and a prospectus supplement with respect to such offering.

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About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000.